UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 10, 2008

TELIK, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-31265	93-0987903
(Commission File No.)	(IRS Employer Identification No.)

3165 Porter Drive

Palo Alto, California 94304

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 845-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On November 10, 2008, Telik, Inc. (the “Company”) entered into an agreement with UBS AG (together with its affiliates, “UBS”) whereby the Company received rights to sell eligible auction rate securities (“ARS”) held in a UBS account at par value at any time during a two-year period beginning on June 30, 2010 and ending on July 2, 2012 (the “Agreement”). If the Company does not exercise these rights, the ARS will continue to accrue interest, and if the rights are not exercised on or before July 2, 2012, they will expire and UBS will have no further obligation to buy the Company’s ARS. Pursuant to the Agreement, UBS is also granted the right to purchase or sell the Company’s ARS at any time after acceptance of the Agreement until July 2, 2012, so long as the Company receives par value for the ARS. The Company cannot assure that UBS will have adequate financial resources to fulfill its purchase obligations.

By accepting the offer to enter into the Agreement, the Company released UBS and its employees and agents from all claims except claims for consequential damages directly or indirectly relating to its marketing and sale of ARS. The Company also agreed not to serve as a class representative or receive benefits under any class action settlement or investor fund.

Finally, in connection with the Company’s acceptance of the offer to enter into the Agreement, if requested by the Company, UBS would make available to the Company “no net cost” loans up to the par value of the ARS.

A copy of the form of offer letter is included in the prospectus filed as part of the Registration Statement on Form F-3, as filed by UBS AG with the Securities and Exchange Commission on October 7, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIK, INC.

Dated: November 14, 2008

	By:	/s/ William P. Kaplan
William P. Kaplan
Vice President, General Counsel and Corporate Secretary

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